Exhibit 97.1

TPI COMPOSITES, INC.

COMPENSATION RECOVERY POLICY

Adopted as of November 15, 2023

TPI Composites, Inc., a Delaware corporation (the “Company”), has adopted a Compensation Recovery Policy (this “Policy”) as described below.

1. Overview

The Policy sets forth the circumstances and procedures under which the Company shall recover Erroneously Awarded Compensation from Covered Persons (as defined below) in accordance with rules issued by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq Stock Market. Capitalized terms used and not otherwise defined herein shall have the meanings given in Section 3 below.

2. Compensation Recovery Requirement

In the event the Company is required to prepare a Financial Restatement, the Company shall recover reasonably promptly all Erroneously Awarded Compensation with respect to such Financial Restatement.

3. Definitions

a.
“Applicable Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date for a Financial Restatement. In addition, in the event the Company has changed its fiscal year: (i) any transition period of less than nine months occurring within or immediately following such three completed fiscal years shall also be part of such Applicable Recovery Period and (ii) any transition period of nine to 12 months will be deemed to be a completed fiscal year.
b.
“Applicable Rules” means any rules or regulations adopted by the Exchange pursuant to Rule 10D-1 under the Exchange Act and any applicable rules or regulations adopted by the SEC pursuant to Section 10D of the Exchange Act.
c.
“Board” means the Board of Directors of the Company.
d.
“Committee” means the Compensation Committee of the Board or, in the absence of such committee, a majority of independent directors serving on the Board.
e.
“Covered Person” means any Executive Officer. A person’s status as a Covered Person with respect to Erroneously Awarded Compensation shall be determined as of the time of receipt of such Erroneously Awarded Compensation regardless of the person’s current role or status with the Company (e.g., if a person began service as an Executive Officer after the beginning of an Applicable Recovery Period, that person would not be considered a Covered Person with respect to Erroneously Awarded Compensation received before the person began service as an Executive Officer, but would be considered a Covered Person with respect to Erroneously Awarded Compensation received after the person began service as an Executive Officer where such person served as an Executive Officer at any time during the performance period for such Erroneously Awarded Compensation).
f.
“Effective Date” means October 2, 2023.
g.
“Erroneously Awarded Compensation” means the amount of any Incentive-Based Compensation received by a Covered Person on or after the Effective Date and during the Applicable Recovery Period that exceeds the amount that otherwise would have been received by the Covered Person had such compensation been determined based on the restated amounts in a Financial Restatement, computed without regard to any taxes paid. Calculation of Erroneously Awarded Compensation with respect to Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Financial Restatement, shall be based on a reasonable estimate of the effect of the Financial Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the Exchange in accordance with the Applicable Rules. Incentive-Based Compensation is deemed received, earned, or vested when the Financial Reporting Measure is attained, not when the actual payment, grant, or vesting occurs.
h.
“Exchange” means the Nasdaq Stock Market LLC.
i.
An “Executive Officer” means any person who served the Company in any of the following roles at any time during the performance period applicable to Incentive-Based Compensation and received Incentive-Based Compensation after beginning service in any such role (regardless of whether such Incentive-Based Compensation was received during or after such person’s service in such role): the president, principal financial officer, principal accounting officer (or if there is no such accounting officer the controller), any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the Company. Executive officers of parents or subsidiaries of the Company may be deemed executive officers of the Company if they perform such policy making functions for the Company.
j.
“Financial Reporting Measures” mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measures that are derived wholly or in part from such measures (including, for example, a non-GAAP financial measure), and stock price and total shareholder return.
k.
“Incentive-Based Compensation” means any compensation provided, directly or indirectly, by the Company or any of its subsidiaries that is granted, earned, or vested based, in whole or in part, upon the attainment of a Financial Reporting Measure and any equity-based compensation provided by the Company or any of its subsidiaries, including, without limitation, stock options, restricted stock awards, restricted stock units and stock appreciation rights.
l.
A “Financial Restatement” means a restatement of previously issued financial statements of the Company due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required restatement to correct an error in previously-issued financial statements that is material to the previously-issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
m.
“Restatement Date” means, with respect to a Financial Restatement, the earlier to occur of: (i) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare the Financial Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare the Financial Restatement.

4. Exception to Compensation Recovery Requirement

The Company may elect not to recover Erroneously Awarded Compensation pursuant to this Policy if the Committee determines that recovery would be impracticable, and one or more of the following conditions, together with any further requirements set forth in the Applicable Rules, are met: (i) the direct expense paid to a third party, including outside legal counsel, to assist in enforcing this Policy would exceed the amount to be recovered, and the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan to fail to be so qualified under applicable regulations.

5. Discretionary Compensation Recovery Circumstances

In addition to (and without limiting) the provisions of paragraph 2 above, in the event the Company is required to prepare a Financial Restatement after the Effective Date and the Board (or a duly established committee thereof), in its sole discretion, determines that a Covered Person engaged in wrongdoing or committed grossly negligent acts or omissions that contributed to the circumstances requiring the Financial Restatement, the Company may recover from such Covered Person up to 100% (as determined by the Board or a duly established committee thereof in its sole discretion) of the Incentive-Based Compensation received by such Covered Person from the Company on or after the Effective Date and during the Applicable Recovery Period.

6. Tax Considerations

To the extent that, pursuant to this Policy, the Company is entitled to recover any Erroneously Awarded Compensation that is received by a Covered Person, the gross amount received (i.e., the amount the Covered Person received, or was entitled to receive, before any deductions for tax withholding or other payments) shall be returned by the Covered Person.

7. Method of Compensation Recovery

The Committee shall determine, in its sole discretion, the method for recovering Erroneously Awarded Compensation hereunder, which may include, without limitation, any one or more of the following:

a.
requiring reimbursement of cash Incentive-Based Compensation previously paid;
b.
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
c.
cancelling or rescinding some or all outstanding vested or unvested equity-based awards;
d.
adjusting or withholding from unpaid compensation or other set-off;

e.
cancelling or offsetting against planned future grants of equity-based awards; and/or
f.
any other method permitted by applicable law or contract.

Notwithstanding the foregoing, a Covered Person will be deemed to have satisfied such person’s obligation to return Erroneously Awarded Compensation to the Company if such Erroneously Awarded Compensation is returned in the exact same form in which it was received; provided that equity withheld to satisfy tax obligations will be deemed to have been received in cash in an amount equal to the tax withholding payment made.

8. Policy Interpretation

This Policy shall be interpreted in a manner that is consistent with the Applicable Rules and any other applicable law. The Committee shall take into consideration any applicable interpretations and guidance of the SEC in interpreting this Policy, including, for example, in determining whether a financial restatement qualifies as a Financial Restatement hereunder. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules.

9. Policy Administration

This Policy shall be administered by the Committee; provided, however, that the Board shall have exclusive authority to authorize the Company to prepare a Financial Restatement. In doing so, the Board may rely on a recommendation of the Audit Committee of the Board. The Committee shall have such powers and authorities related to the administration of this Policy as are consistent with the governing documents of the Company and applicable law. The Committee shall have full power and authority to take, or direct the taking of, all actions and to make all determinations required or provided for under this Policy and shall have full power and authority to take, or direct the taking of, all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of this Policy that the Committee deems to be necessary or appropriate to the administration of this Policy. The interpretation and construction by the Committee of any provision of this Policy and all determinations made by the Committee under this policy shall be final, binding and conclusive.

10. Compensation Recovery Repayments not Subject to Indemnification

Notwithstanding anything to the contrary set forth in any agreement with, or the organizational documents of, the Company or any of its subsidiaries, Covered Persons are not entitled to indemnification for Erroneously Awarded Compensation or for any losses arising out of or in any way related to Erroneously Awarded Compensation recovered under this Policy.

11. Existing Company Policies

In the case of Executive Officers, this Policy (a) shall be effective as of the Effective Date and shall supersede any Company compensation recovery policy in effect immediately prior to the Effective Date, including, without limitation, the Company’s Policy for Recoupment of Incentive Compensation, as amended from time to time and (b) shall apply to all Incentive-Based Compensation received by such Executive Officers on or after the Effective Date.

12. Notice and Acknowledgment

The Company shall provide notice and seek acknowledgement of this Policy from each Covered Person, provided that failure to provide such notice or obtain such acknowledgement will have no impact on the applicability or enforceability of this Policy. The Company must be in receipt of each Covered Person’s acknowledgement as a condition to such Covered Person’s eligibility to receive any Incentive-Based Compensation after the Effective Date.

FORM OF ACKNOWLEDGEMENT

PERTAINING TO THE TPI COMPOSITES, INC.

COMPENSATION RECOVERY POLICY

The Board of Directors of TPI Composites, Inc. (the “Company”) has adopted a Compensation Recovery Policy (as amended from time to time, the “Policy”) applicable to each Covered Person (as defined in the Policy), which provides that:

In the event the Company is required to prepare a Financial Restatement, the Company shall recover reasonably promptly all Erroneously Awarded Compensation with respect to such Financial Restatement.

All capitalized terms shall be as defined in the Policy.

I acknowledge that I have received and have had an opportunity to review the Policy. In addition, I acknowledge and agree that I am a Covered Person for purposes of the Policy and that any Incentive-Based Compensation (as defined in the Policy) received by me on or after the Effective Date (as defined in the Policy) shall be subject to the provisions of the Policy (including, without limitation, any required reduction, cancellation, forfeiture or recoupment of such Incentive-Based Compensation); and I further acknowledge and agree that I am not entitled to indemnification or right of advancement of expenses in connection with any enforcement of the Policy by the Company. To the extent the Company’s recovery right under the Policy conflicts with any other contractual rights I may have with the Company, I understand that the terms of the Policy shall supersede any such contractual rights.

(Signature)

(Print Name)

(Title)